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                       FIFTH AMENDMENT TO LOAN AGREEMENT


THIS AMENDMENT TO LOAN AGREEMENT, made and entered into as of the 31st day of May, 1996, by and between FIRST INTERSTATE BANK OF OREGON, N.A. (hereinafter referred to as "Bank"), and BARRETT BUSINESS SERVICES, INC, with its chief executive office at 4724 SW Macadam Boulevard, Portland, Oregon 97201 (hereinafter referred to as "Borrower").

                                   RECITALS

The parties entered into a loan agreement dated as of August 12, 1993, which was subsequently amended by various instruments, the latest of which is numbered fourth and is dated as of the 1st day of June, 1995 (hereinafter collectively referred to as the "Agreement"), and the parties now desire to amend the Agreement as hereinafter provided. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

NOW, THEREFORE, the parties mutually agree as follows:

   1. The Agreement is hereby amended to provide:

      (a) Section 1. "LOAN(S)" is hereby deleted, and in place thereof the following new Section 1. "LOAN(S)" is inserted:

         "1. LOAN(S). Subject to the terms and conditions of this Agreement, Lender agrees to make (a) a loan or loans on a revolving basis up to and including May 30, 1997, in the maximum aggregate amount outstanding at any one time of Four Million and No/100 Dollars ($4,000,000.00) to Borrower for the purpose of working capital support (`Revolving Loan'), and (b) a term real estate loan in the maximum amount of Six Hundred Ninety-Three Thousand Seven Hundred Fifty and No/100 Dollars ($693,750.00) (`Real Estate Loan'). The Revolving Loan and Real Estate Loan shall be referred to collectively as the `Loans.' The Loans shall be evidenced by promissory notes substantially in the form of Exhibits A and B attached hereto and by this reference incorporated herein (`Notes')."

      (b) Section 6.(b) titled "FINANCIAL COVENANTS" is hereby deleted, and in place thereof the following Section 6.(b) titled "FINANCIAL COVENANTS" is inserted:

         "6. FINANCIAL COVENANTS.
         (b) Borrower shall maintain a zero dollar ($0.00) balance under the Revolving Loan for thirty (30) consecutive days each fiscal year.

      (c) Section 6. FINANCIAL COVENANTS. (a) is hereby deleted in its entirety.

      (d) Section 6. FINANCIAL COVENANTS. (c) is hereby deleted in its entirety.

      (e) Section 6. FINANCIAL COVENANTS. (d) is hereby deleted in its entirety.

      (f) Section 4. AFFIRMATIVE COVENANTS. (h) is hereby deleted, and in place thereof the following new Section 4. AFFIRMATIVE COVENANTS. (h) is inserted:

         Section 4. AFFIRMATIVE COVENANTS.
         (h) Commencing May 31, 1996, pay to Bank a fee computed on the daily unused commitment amount at a rate of one-eighth of one percent (0.125%) per annum. The commitment fee shall be computed for the actual number of days elapsed on the basis of a 365-day or 366-day year, as applicable, and shall be due and payable quarterly in arrears on the first (1st) day of each quarter. Payment shall be made at the office of Bank designated by Bank for such purpose.


   2. Except as herein amended, each and all of the terms and provisions of the Agreement shall be and remain in full force and effect during the term thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement, in duplicate, as of the date first hereinabove written.


Borrower hereby acknowledges receipt of a copy of this Amendment.


BARRETT BUSINESS SERVICES, INC.           FIRST INTERSTATE BANK OF
                                            OREGON, N.A.



By: /s/ Michael D.Mulholland              By: /s/ Marlene Roberts

Title:  Vice President-Finance            Title:  Vice President
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FIRST INTERSTATE BANK
                                   EXHIBIT A

                           CHANGE IN TERMS AGREEMENT

=========================================================================

Borrower:   BARRETT BUSINESS         LENDER:    First Interstate Bank
              SERVICES, INC.                      of Oregon, N.A.
            4724 SW Macadam Boulevard           Oregon Corporate
            Portland, OR  97201                 1300 SW 5th Ave T-19
                                                P.O. Box 3131
                                                Portland, OR 97208

=========================================================================

PRINCIPAL AMOUNT:   $4,000,000.00             DATE OF AGREEMENT:  May 31, 1996

DESCRIPTION OF EXISTING INDEBTEDNESS. That certain optional advance note executed by Borrower on June 1, 1995 in the original amount of $4,000,000.00, as it may have been amended or renewed from time to time (the "Note").

DESCRIPTION OF CHANGE IN TERMS. The maturity date of the existing indebtedness described above is hereby extended to May 30, 1997, when the entire unpaid principal balance, all accrued and unpaid interest, and all other amounts payable thereunder shall be due and payable.

ARBITRATION

      Binding Arbitration. Upon the demand of any party ("Party/Parties"), to a Document (as defined below), whether made before the institution of any judicial proceeding or not more than 60 days after service of a complaint, third party complaint, cross-claim or counterclaim or any answer thereto or any amendment to any of the above, any Dispute (as defined below) shall be resolved by binding arbitration in accordance with the terms of this Arbitration Program. A "Dispute" shall include any action, dispute, claim or controversy of any kind, whether founded in contract, tort, statutory or common law, equity, or otherwise, now existing or hereafter arising between any of the Parties arising out of, pertaining to or in connection with any agreement, document or instrument to which this Arbitration Program is attached or in which it appears or is referenced or any related agreements, documents or instruments ("Documents"). Any Party who fails to submit to binding arbitration following a lawful demand by another Party shall bear all costs and expenses, including reasonable attorneys' fees (including those incurred in any trial, bankruptcy proceeding or on appeal) incurred by the other Party in obtaining a stay of any pending judicial proceeding and compelling arbitration of any Dispute. The parties agree that any agreement, document or instrument which includes, attaches to or incorporates this Arbitration Program represents a transaction involving commerce as that term is used in the Federal Arbitration Act ("FAA") Title 9 United States Code. THE PARTIES UNDERSTAND THAT BY THIS AGREEMENT THEY HAVE DECIDED THAT THEIR DISPUTES SHALL BE RESOLVED BY BINDING ARBITRATION RATHER THAN IN COURT, AND ONCE DECIDED BY ARBITRATION NO DISPUTE CAN LATER BE BROUGHT, FILED OR PURSUED IN COURT.

      Governing Rules. Arbitrations conducted pursuant to this Arbitration Program shall be administered by the American Arbitration Association ("AAA"), or other mutually agreeable administrator ("Administrator") in accordance with the terms of this Arbitration Program and the Commercial Arbitration Rules of AAA. Proceedings hereunder shall be governed by the provisions of the FAA. The arbitrator(s) shall resolve all Disputes in accordance with the applicable substantive law designated in the Documents. Judgment upon any award rendered hereunder may be entered in any court having jurisdiction; provided, however that nothing herein shall be construed to be a waiver by any party that is a bank of the protections afforded pursuant to 12 U.S.C. 91 or any similar applicable state law.

      Preservation of Remedies. No provision of, nor the exercise of any rights under, this arbitration clause shall limit the right of any Party to: (a) foreclose against any real or personal property collateral or other security, or obtain a personal or deficiency award; (b) exercise self-help remedies (including repossession and setoff rights); or (c) obtain provisional or ancillary remedies such as injunctive relief, sequestration, attachment, replevin, garnishment, or the appointment of a receiver from a court having jurisdiction. Such rights can be exercised at any time except to the extent such action is contrary to a final award or decision in any arbitration proceeding. The institution and maintenance of an action as described above shall not constitute a waiver of the right of any Party to submit the Dispute to arbitration, nor render inapplicable the compulsory arbitration provisions hereof. Any claim or Dispute related to exercise of any self-help, auxiliary or other rights under this paragraph shall be a Dispute hereunder.

      Arbitrator Powers and Qualifications; Awards. The Parties agree to select a neutral "qualified" arbitrator or a panel of three "qualified" arbitrators to resolve any Dispute hereunder. "Qualified" means a practicing attorney, with not less than 10 years practice in commercial law, licensed to practice in the state of the applicable substantive law designated in the Documents. A Dispute in which the claims or amounts in controversy do not exceed $1,000,000.00, shall be decided by a single arbitrator. A single arbitrator shall have authority to render an award up to but not to exceed $1,000,000,00 including all damages of any kind whatsoever, costs, fees, attorneys' fees and expenses. Submission to a single arbitrator shall be a waiver of all Parties' claims to recover more than $1,000,000.00. A dispute involving claims or amounts in controversy exceeding $1,000,000.00 shall be decided by a majority vote of a panel of three qualified arbitrators. The arbitrator(s) shall be empowered to, at the written request of any Party in any Dispute, (a) to consolidate in a single proceeding any multiple party claims that are substantially identical or based upon the same underlying transaction;
      (b) to consolidate any claims and Disputes between other Parties which arise out of or relate to the subject matter hereof, including all claims by or against borrowers, guarantors, sureties and or owners of collateral; and (c) to administer multiple arbitration claims as class actions in accordance with Rule 23 of the Federal Rules of Civil Procedure. In any consolidated proceeding the first arbitrator(s) selected in any proceeding shall conduct the consolidated proceeding unless disqualified due to conflict of interest. The arbitrator(s) shall be empowered to resolve any dispute regarding the terms of this arbitration clause, including questions about the arbitrability of any Dispute, but shall have no power to change or alter the terms of this Arbitration Program. The prevailing Party in any Dispute shall be entitled to recover its reasonable attorneys' fees in any arbitration, and the arbitrator(s) shall have the power to award such fees. The award of the arbitrator(s) shall be in writing and shall set forth the factual and legal basis for the award.

      Miscellaneous. All statutes of limitation applicable to any Dispute shall apply to any proceeding in accordance with this arbitration clause. The Parties agree, to the maximum extent practicable, to take any action necessary to conclude an arbitration hereunder within 180 days of the filing of a Dispute with the Administrator. The arbitrator(s) shall be empowered to impose sanctions for any Party's failure to proceed within the times established herein. Arbitrations shall be conducted in the state of the applicable substantive law designated in the Documents. The provisions of this Arbitration Program shall survive any termination, amendment, or expiration hereof or of the Documents unless the parties otherwise expressly agree in writing. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the Parties or as required by applicable law or regulation. If any provision of this Arbitration Program is declared invalid by any court, the remaining provisions shall not be affected thereby and shall remain fully enforceable.

CONTINUING VALIDITY. Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect. Consent by Lender to this Agreement does not waive Lender's right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing in this agreement will constitute a satisfaction of the obligation(s). It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s) including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY US (LENDER) AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY US TO BE ENFORCEABLE.

PRIOR TO SIGNING THIS AGREEMENT, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT. BORROWER AGREES TO THE TERMS OF THE AGREEMENT AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE AGREEMENT.

BORROWER:

BARRETT BUSINESS SERVICES, INC.

/s/ Michael D.Mulholland
Authorized Officer
Vice President-Finance
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